Exhibit 99.1


                                                         FOR IMMEDIATE RELEASE

Contact:
Lilly Donohue
Investor Relations
212-798-6118

              Global Signal Announces Fourth Quarter and Year End
                                 2004 Results

          ---------------------------------------------------------


2004 Highlights

    * Net income of $6.9 million, or $0.14 per diluted common share

    * Adjusted EBITDA increased 25.4% to $102.4 million, or $2.06 per diluted common share

    * Adjusted FFO increased 19.4% to $71.8 million, or $1.44 per diluted common share

    * Increased quarterly dividend by 28% to $0.40 per common share

    * Since the beginning of our acquisition program to March 11, 2005,acquired or under contract to acquire 1,006 wireless communications sites for a total purchase price of $410.8 million

Fourth Quarter 2004 Highlights

    * Net income of $4.1 million, or $0.08 per diluted common share

    * Adjusted EBITDA increased 48.3% from the fourth quarter of 2003 to $29.5 million, or $0.55 per diluted common share

    * Adjusted FFO increased 31.8% from the fourth quarter of 2003 to $20.5 million, or $0.38 per diluted common share

    * Acquired 688 wireless communications sites during the fourth quarter for a total purchase price of $269.2 million

    * Completed our second tower securitization raising $293.8 million with a fixed average coupon of 4.74%

Sarasota, Fla., March 17 - Global Signal Inc. (NYSE: GSL) today reported that net income for the quarter ended December 31, 2004, increased 34.4% to $4.1 million, or a total of $0.08 per diluted common share, compared with $3.1 million or $0.07 per diluted common share for the fourth quarter of 2003. Net income for the year ended December 31, 2004 was $6.9 million, or $0.14 per diluted common share.

For the quarter ended December 31, 2004, Adjusted EBITDA (net income before interest, income tax, depreciation, amortization and accretion, non- cash stock-based compensation expense and loss on early extinguishment of debt) increased 48.3% to $29.5 million or $0.55 per diluted common share from the fourth quarter of 2003 Adjusted EBITDA of $19.9 million or $0.48 per diluted common share. On a sequential basis, the fourth quarter 2004 Adjusted EBITDA is up 13.6% from our third quarter 2004 Adjusted EBITDA of $26.0 million or $0.49 per diluted common share. Adjusted EBITDA for the year ended December 31, 2004 was $102.4 million, or $2.06 per diluted common share.

Adjusted FFO for the quarter ended December 31, 2004 increased 31.8% to $20.5 million, or $0.38 per diluted common share from the fourth quarter of 2003 Adjusted FFO of $15.6 million or $0.38 per diluted common share. On a sequential basis, the fourth quarter 2004 Adjusted FFO is up 12.0% from our third quarter 2004 Adjusted FFO of $18.3 million or $0.34 per diluted common share. Adjusted FFO for the year ended December 31, 2004 was $71.8 million, or $1.44 per diluted common share.

For the quarter ended December 31, 2004, we declared a dividend of $0.40 per share of common stock. This represents a 6.7% increase over the dividend of $0.375 per share of common stock we paid for the third quarter of 2004 and a 28% increase over the dividend per share we paid for the fourth quarter of 2003 of $0.3125 per share of common stock.

All prior period financial information discussed above has been restated to correct our prior accounting for ground leases and leasehold improvements on leased land. A discussion of these prior period restatements is included below. Adjusted EBITDA and Adjusted FFO are not GAAP terms. For a reconciliation and discussion of GAAP net income to Adjusted EBITDA and Adjusted FFO, refer to the tables following the presentation of GAAP results.

Investment Activity

Since the beginning of our acquisition program in December 2003 through March 11, 2005, we have acquired or entered into definitive agreements to acquire 1,006 towers and communications sites for an aggregate purchase price of approximately $410.8 million, including fees and expenses. Additionally, as of March 11 2005, we have signed non-binding letters of intent to purchase an additional 416 towers for approximately $127.8 million, including estimated fees and expenses. These communications sites generate a substantial amount of their revenue from wireless telephony and investment-grade tenants, and we believe they are located in high-growth areas.

On February 14, 2005, we signed a definitive agreement with Sprint Corporation and certain of its subsidiaries ("Sprint") pursuant to which we agreed to lease or, if certain consents are not obtained, operate for a period of 32 years more than 6,600 wireless communication sites and the related towers and assets for which Global Signal will make a one-time upfront payment of $1.202 billion as prepaid rent, subject to certain conditions and adjustments. For a more complete description of the Sprint transaction see our Current Report on Form 8-K filed with the SEC on February 17, 2005.

As of December 31, 2004, Global Signal had over 4,000 wireless communications sites, which generated over 51% of their revenues for the month of December 2004 from wireless telephony tenants. After the closing of the Sprint transaction, we will own, lease or manage over 10,600 wireless communications towers and other communications sites. In addition, pro forma for the Sprint transaction, the percentage of our revenue from wireless telephony tenants as of December 2004, would have been approximately 75%.

Capital Markets Activity

On December 7, 2004, we completed our second tower securitization and issued a mortgage loan for $293.8 million to partially fund $450 million of tower acquisitions, representing a weighted average loan-to-aggregate acquisition price ratio of approximately 65.3%. The December 2004 mortgage loan has a weighted average fixed interest rate of 4.74% until its anticipated maturity in December 2009. The proceeds were used primarily to repay $181.7 million of then outstanding borrowings under our acquisition credit facility, which was then terminated, and to partially fund a $120.7 million site acquisition reserve account to be used to acquire additional qualifying wireless communications sites over the following six-month period.

In January 2005, in anticipation of the acquisition of additional communications sites during 2005 and a third tower securitization, we also entered into interest rate swaps to hedge the variability of future interest rates on the acquisition financing. Under these interest rate swaps, we agreed to pay the counterparty a weighted average fixed interest rate of 4.4% on a total notional amount of $300 million beginning on various dates starting July 31, 2005 to November 30, 2005 through September 2010 in exchange for receiving three-month LIBOR on the same notional amount for the same period.

Financial Statement Restatement

As previously announced, we have performed a review of our accounting for leases in consultation with our independent registered public accounting firm, Ernst & Young LLP. As a result, we have made revisions in our determination of the minimum ground lease term, as required by U.S. generally accepted accounting principles to consider certain of the future renewal periods within the leases. Additionally, we have corrected the depreciation period for tower assets on leased ground, to depreciate these over the shorter of the minimum lease term, or the estimated economic life of the tower asset. Generally, these corrections of errors resulted in longer lease terms over which to consider future escalations for most of the ground leases, but also in shorter depreciable lives for a small number of towers on short-term ground leases. As a result, our ground lease expense and depreciation both increased. Accordingly, we will restate our financial statements for the two-month period ended December 31, 2002, for the year ended December 31, 2003 and for the first three quarters of 2004.

The net impact of correcting our straight-line rent expense accrual to consider future renewal period and the related escalation provisions was to increase rent expense by $2.4 million, $2.4 million, $0.5 million and $0.8 million for the years ended December 31, 2003 and 2004 and the three months ended December 31, 2003 and 2004 respectively. The net impact of accelerating depreciation expense on assets located on leased land with ground leases having shorter remaining terms than the assets estimated depreciable lives was to increase depreciation expense by $2.5 million. $1.9 million, $0.5 million and $0.4 million for the years ended December 31, 2003 and 2004 and the three months ended December 31, 2003 and 2004 respectively.

These corrections of the accounting errors are non-cash adjustments and will not impact:
     *    historical or future cash flow provided by operating activities;
     *    compliance with any of the Company's borrowing facilities;
     *    the timing or amount of payments under related ground leases; or
     *    the economic value of the Company's tower assets.

Business Strategy

Our business strategy is to grow our dividend, adjusted EBITDA and adjusted FFO by:

    (1) organically adding additional tenants to our towers;
    (2) acquiring towers with existing telephony tenants in locations where we believe there are opportunities for organic growth; and
    (3) financing these newly acquired towers on a long term basis using equity combined with low-cost fixed-rate debt obtained through the issuance of mortgage-backed securities.

Conference Call

Management will conduct a conference call on March 17, 2005 to review the financial results for the year-end and three months ended December 31, 2004. The conference call is scheduled for (4:00 p.m.) Eastern standard time. A copy of this earnings release and quarterly financial supplement is posted on the Investors section of the Global Signal website provided below. All interested parties are welcome to participate in the live call. The conference call can be accessed by dialing (877) 616-4483 ten minutes prior to the scheduled start and referencing the Global Signal Fourth Quarter 2004 Earnings Call.

A web cast of the conference call will be available to the public on a listen-only basis on our website at http://www.gsignal.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the web cast will be available for seven days following the call.

For those who are not available to listen to the live call, a replay will be available until 11:59 p.m. eastern standard time on March 22, 2005 by dialing
(800) 642-1687; please reference access code "4867785."

About Global Signal

Global Signal owns or manages over 4,000 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.

Safe Harbor

Certain items in this press release and associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to deploy capital, source and close accretive acquisitions, close acquisitions under letters of intent, close the Sprint transaction, the timing of the closing of the Sprint transaction, the timing of the full investment of the cash remaining in the site acquisition reserve account, the closing and definitive terms (including the amount and use of proceeds) of the Sprint bridge loan financing, the closing and final amount of the Sprint transaction equity financing, pay or grow dividends, generate growth organically or through acquisitions, secure financing (including for the Sprint transaction), increase revenues, earnings, Adjusted EBITDA and/or Adjusted FFO, our restatement of our financial statements, availability and maturity of mortgage loans, and add telephony tenants. Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal's expectations include, but are not limited to, our continued ability to acquire new towers and communications sites at attractive prices which will generate returns consistent with expectations; the possibility that the towers and communications sites that we have acquired and will acquire may not generate sufficient additional income to justify their acquisition; possibilities that conditions to closing of transactions (including the Sprint transaction) will not be satisfied; our ability to close on towers under non-binding letters of intent which is generally less probable than closing on towers under definitive agreements; possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us, conclusions reached by our independent registered public accounting firm, pronouncements by applicable regulatory bodies, and other risks detailed from time to time in Global Signal's SEC reports including its Form S-11 filed December 23, 2004. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


                              GLOBAL SIGNAL INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                     (in thousands except per share data)

                                               Three Months Ended December 31,
                                                        2003          2004
                                                      (Restated)

Revenues                                                $ 42,498     $ 49,551
    Direct site operating expenses
     (excluding depreciation,
     amortization and accretion)                          14,330       15,339
    Gross margin                                          28,168       34,212
    Other expenses:
     Selling, general and
      administrative(excluding
      non-cash stock-based compensation)                   7,189        5,375
     State franchise, excise and
      minimum taxes                                          223         (431)
     Depreciation, amortization and
      Accretion                                           11,625       15,712
     Non-cash stock-based compensation
      Expense                                                887          795
                                                          19,924       21,451
    Operating income                                       8,244       12,761
    Interest expense, net                                  4,646        8,235
    Loss on early extinguishment of debt                       -          569
    Other expense (income)                                   (87)         (43)
    Income (loss) from continuing
     operations before income tax
     benefit (expense)                                     3,685        4,000
    Income tax benefit (expense)                             339          (17)
    Income (loss) from continuing
     Operations                                            4,024        3,983
    Income (loss) from discontinued
     Operations                                             (365)         150
    Income (loss) before gain (loss) on
     sale of properties                                    3,659        4,133
    Gain (loss) on sale of properties                       (581)           5
    Net income                                          $  3,078     $  4,138

    Basic income per common share:
     Income (loss) from continuing
      Operations                                        $   0.10     $   0.08
     Income (loss) from discontinued
      Operations                                           (0.01)        0.00
     Gain (loss) on sale of properties                     (0.01)        0.00
     Net income                                         $   0.08     $   0.08

    Diluted income per common share:
     Income (loss) from continuing
      Operations                                        $   0.10     $   0.08
     Income (loss) from discontinued
      Operations                                           (0.01)        0.00
     Gain (loss) on sale of properties                     (0.02)        0.00
     Net income                                         $   0.07     $   0.08

    Weighted average number of common
     shares outstanding
      Basic                                               41,000       51,107
      Diluted                                             41,449       53,661

                              GLOBAL SIGNAL INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share data)

                                               Twelve Months Ended December 31,
                                                       2003          2004
                                                   (Restated)

Revenues                                            $ 166,670       $ 182,865
Direct site operating expenses
 (excluding depreciation,
 amortization and accretion)                           56,572          57,462
Gross margin                                          110,098         125,403
Other expenses:
 Selling, general and administrative
  (excluding non-cash stock-based
  compensation)                                        26,914          23,410
 State franchise, excise and
  minimum taxes                                           848              69
 Depreciation, amortization and
  Accretion                                            47,137          54,288
 Non-cash stock-based
  compensation expense                                  1,479           4,235
                                                       76,378          82,002
Operating income                                       33,720          43,401
Interest expense, net                                  20,477          27,529
Loss on early extinguishment of debt                        -           9,018
Other expense (income)                                   (110)           (124)
Income (loss) from continuing
 operations before income tax
 benefit (expense)                                     13,353           6,978
Income tax benefit (expense)                              665            (341)
Income (loss) from continuing
 Operations                                            14,018           6,637
Income (loss) from discontinued
 Operations                                              (131)            111
Income (loss) before gain (loss)
 on sale of properties                                 13,887           6,748
Gain (loss) on sale of properties                        (726)            124
Net income                                          $  13,161       $   6,872

Basic income per common share:
 Income (loss) from continuing
  Operations                                        $    0.34       $    0.14
 Income (loss) from discontinued
  Operations                                            (0.00)      $    0.00
 Gain (loss) on sale of properties                      (0.02)      $    0.01
 Net income                                         $    0.32       $    0.15

Diluted income per common share:
 Income (loss) from continuing
  Operations                                        $    0.34       $    0.13
 Income (loss) from discontinued
  Operations                                            (0.00)           0.00
 Gain (loss) on sale of properties                      (0.02)           0.01
 Net income                                         $    0.32       $    0.14

Weighted average number of common
 shares outstanding
  Basic                                                41,000          46,831
  Diluted                                              41,112          49,683

                              GLOBAL SIGNAL INC.
                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,  December 31,
                                                    2004          2003
($000's)                                                        (Restated)

                                          Assets

Current assets:
    Cash and cash equivalents                     $   5,991    $   9,661
    Accounts receivable, net                            533          987
    Prepaid expenses and other
     current assets                                   9,772        6,927
      Total current assets                           16,296       17,575

Long-term assets:
  Cash and cash equivalents -
    Restricted                                       72,854            -
  Fixed assets, net                                 636,200      357,158
  Intangible assets, net
    Goodwill                                          9,770            -
    Lease absorption value                          149,625      114,049
    Leasehold interests                               7,791       12,916
    Other                                             4,461        2,485
  Deferred debt issue costs, net                     18,911       11,227
  Other assets                                        7,461        4,557
      Total long-term assets                        907,073      502,392

Total assets                                      $ 923,369    $ 519,967

                    Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                              $   1,960    $   2,086
    Accrued expenses                                 14,437       14,170
    Deferred revenue                                 13,410       10,857
    Dividends payable                                20,491            -

    Interest rate swap liability                          -        1,970
    Current portion of long-term Debt                 8,268        6,534
      Total current liabilities                      58,566       35,617
Long-term debt                                      698,652      257,716
Other liabilities                                    12,954        8,286
      Total Liabilities                             770,172      301,619

Minority interest in subsidiary                           -          817

Stockholders' equity:
    Common stock:
      Common Stock                                      512          410
      Additional paid-in capital                    155,918      206,089
      Unearned compensation                          (2,014)           -
      Other comprehensive loss                       (1,219)      (1,133)
      Retained earnings                                   -       12,165
      Total stockholders' equity                    153,197      217,531

Total liabilities & stockholders'
 Equity                                           $ 923,369    $ 519,967



We define Adjusted EBITDA as net income before interest, income tax expense (benefit), depreciation, amortization, accretion, loss on early extinguishment of debt and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP."

We use Adjusted EBITDA as a measure of operating performance. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities or other income statement or cash flow statement data prepared in accordance with GAAP. We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance for the following reasons:

    * it is one of the primary measures used by our management to evaluate the economic productivity of our operations, including the efficiency of our employees and the profitability associated with their performance, the realization of contract revenues under our tenant leases, our ability to obtain and maintain our customers and our ability to operate our leasing business effectively;

    * it is widely used in the wireless tower industry to measure operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

    * we believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.


                                    Three Months Ended       Year Ended
                                       December 31,         December  31,
                                       2003      2004        2003      2004

Net income                          $  3,078    $ 4,138   $ 13,161    $  6,872
Depreciation, amortization
 and accretion(1)                     11,629     15,752     47,173      54,370
Interest, net                          4,646      8,235     20,477      27,529
Income tax expense (benefit)            (339)        17       (665)        341
Loss on early extinguishment
 of debt                                   -        569          -       9,018
Non-cash stock based
 compensation expense                    887        795      1,479       4,235
Adjusted EBITDA                     $ 19,901    $29,506   $ 81,625    $102,365


    (1) Depreciation, amortization and accretion includes $11.6 million, $15.7million, $47.1 million, and $54.3 million for the three months ended December 31, 2003, and 2004, and the years ended December 31, 2003 and 2004, respectively related to continuing operations; and $0, $0, $0 and $0.1 million for the three months ended December 31, 2003, and 2004, and the years ended December 31, 2003 and 2004, respectively related to discontinued operations.


    Our management uses Adjusted EBITDA:

    * in presentations to our board of directors to enable it to have the same measurement of operating performance used by management;
    * for planning purposes, including the preparation of our annual operating budget;
    * for compensation purposes, including as the basis for annual incentive bonuses for certain employees;
    * as a valuation measure in strategic analyses in connection with the purchase and sale of assets;
    * with respect to compliance with our credit facility, which requires us to maintain certain financial ratios based on Consolidated EBITDA which is equivalent to Adjusted EBITDA except that Consolidated EBITDA (i) annualizes the Adjusted EBITDA contributed from newly acquired towers until such towers have been owned for twelve months and (ii) excludes asset impairment charges, gains or losses on the disposition of fixed assets, extraordinary gains or losses, gains or losses on foreign currency exchange and certain other non-cash charges; and
    * as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, which directly affect our net income or loss. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

We believe Adjusted Funds From Operations, or Adjusted FFO, is an appropriate measure of the performance of REITs because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Adjusted FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding gains (or losses) on the disposition of real estate assets, real estate depreciation amortization and accretion, loss on early extinguishment of debt and non-cash stock-based compensation expense.

                                    Three Months Ended       Year Ended
                                        December 31,        December 31,
                                       2003      2004       2003      2004

Net income                           $ 3,078   $  4,138    $13,161   $  6,872
Real estate depreciation,
 amortization and accretion(1)        11,025     15,359     44,764     52,286
(Gain) loss on sale of
 properties(2)                           581       (339)       726       (631)
Loss on early extinguishment
 of debt                                   -        569          -      9,018
Non-cash stock-based
 compensation expense                    887        795      1,479      4,235
Adjusted funds from operations       $15,571   $ 20,522    $60,130   $ 71,780


    (1) Real estate depreciation, amortization and accretion includes $11.0 million, $15.3 million, $44.7 million, and $52.2 million for the three months ended December 31, 2003, and 2004, and the years ended December 31, 2003 and 2004, respectively related to continuing operations; and $0, $0, $0, and $0.1 million for the three months ended December 31, 2003, and 2004, and the years ended December 31, 2003 and 2004, respectively related to discontinued operations.

    (2) (Gain) loss on sale of properties includes $0.6 million, $0, $0.7 million, and $(0.1) million for the three months ended December 31, 2003, and 2004, and the years ended December 31, 2003 and 2004, respectively related to continuing operations; and $0, $(0.3) million, $0, and $(0.5) million for the three months ended December 31, 2003, and 2004, and the years ended December 31, 2003 and 2004, respectively related to discontinued operations.

    Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, Adjusted FFO may not be comparable to similarly titled measurements employed by other companies.

    Our management uses Adjusted FFO:

               * in monthly management reports;
               * to provide a measure of our REIT operating performance that can be compared to other companies using an accepted REIT industry-wide measurement; and
               * as an important supplemental measure of operating performance.

Supplemental Unaudited Financial Information

For the months of December 2003 and December 2004 our revenue mix for the primary technology categories was as follows:

                 Revenue Percentage by Tenant Technology Type
                                  (Unaudited)

                                    Percent of Revenues for the
    Technology Type                 Month of          Month of
                                  December 2003     December 2004

        Telephony                    41.0%              51.1%
        Mobile radio                 25.5               21.9
        Paging                       21.5               17.8
        Broadcast                     7.1                6.5
        Wireless data and other       4.9                2.7
                Total               100.0%             100.0%


Capital expenditures, excluding acquisitions of towers, for the three and twelve months ended December 31, 2003 and 2004 were as follows:

                                      Three Months Ended      Year Ended
                                         December 31,        December 31,
                                         2003     2004      2003      2004

    Maintenance                         $  172   $  847    $2,450   $2,660
    EBITDA enhancing(1)                  1,484      902     4,640    3,892
    Corporate(2)                           936      762     1,454    3,909
    Total capital expenditures          $2,592   $2,511    $8,544  $10,461

    (1) EBITDA enhancing capital expenditures generally represent tower improvements to accommodate additional tenants or equipment.

    (2) Corporate capital expenditures in 2004 include $3.2 million for the implementation of new software systems, of which $1.5 million was financed through a capital lease.

    Tower portfolio activity from December 31, 2003 and 2004 was as follows:


                           Tower Portfolio Activity*
                                  (Unaudited)

No. of Communication Sites          Owned      Managed      Total

   As of December 31, 2003         2,457       819          3,276
   Acquisitions                      805        57            862
   Dispositions and Transfers
     to Held for Sale                 (9)      (69)           (78)
   As of December 31, 2004         3,253       807          4,060

    * Excludes 69 and 45 sites held for disposal by sale at December 31, 2003 and December 31, 2004, respectively.